As filed with the Securities and Exchange Commission on February 1, 2013

Registration No.

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under the

SECURITIES ACT OF 1933

EMULEX CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	51-0300558
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

3333 Susan Street Costa Mesa, California	92626
(Address of Principal Executive Offices)	(Zip Code)

EMULEX CORPORATION 2005 EQUITY INCENTIVE PLAN

EMULEX CORPORATION STOCK AWARD PLAN FOR NON-EMPLOYEE DIRECTORS

(Full Title of the Plans)

James M. McCluney

Chief Executive Officer

EMULEX CORPORATION

3333 Susan Street

Costa Mesa, California 92626

(Name and Address of Agent for Service)

(714) 662-5600

(Telephone number, including area code, of agent for service)

Copies of Communications to:

RANDALL G. WICK Senior Vice President and General Counsel EMULEX CORPORATION 3333 Susan Street Costa Mesa, California 92626 (714) 662-5600 Fax: (714) 641-0172	ROBERT M. STEINBERG, Esq. JEFFER MANGELS BUTLER & MITCHELL LLP 1900 Avenue of the Stars, Seventh Floor Los Angeles, California 90067 (310) 203-8080 Fax: (310) 203-0567

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definition of “accelerated filer and large accelerated filer” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered(1)	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.10 per share, to be issued under the Emulex Corporation 2005 Equity Incentive Plan	2,691,795	$7.30(2)	$19,650,103(2)	$2,680.28(2)
Common Stock, par value $0.10 per share, to be issued under the Emulex Corporation Stock Award Plan for Non-Employee Directors	500,000	$7.30(2)	$3,650,000(2)	$497.86(2)
Total	3,191,795 shares		$23,300,103(2)	$3,178.14(2)

(1)	Pursuant to Rule 416(a), also covers additional securities that may be offered as a result of stock splits, stock dividends or similar transactions.
(2)	Estimated in accordance with Rules 457(c) and 457(h) under the Securities Act of 1933, as amended, solely for the purpose of calculating the total registration fee. Fee calculation is based on the average of the high and low prices for the Registrant’s common stock as reported on the New York Stock Exchange on January 29, 2013.

EXPLANATORY STATEMENT

This Registration Statement on Form S-8 is being filed for the purpose of registering (i) 2,691,795 shares of Common Stock that may be issued pursuant to the Emulex Corporation 2005 Equity Incentive Plan, and (ii) 500,000 shares of Common Stock that may be issued pursuant to the Emulex Corporation Stock Award Plan for Non-Employee Directors (formerly known as the Emulex Corporation 1997 Stock Award Plan for Non-Employee Directors). The shares of Common Stock being registered with respect to the 2005 Equity Incentive Plan include 1,191,795 shares of Common Stock that became available for issuance pursuant to the terms of the 2005 Equity Incentive Plan as a result of the expiration or cancellation of awards granted under prior plans maintained or assumed by Emulex Corporation.

Pursuant to General Instruction E of Form S-8, the Registration Statements on Form S-8 previously filed with the Commission relating to the Emulex Corporation 2005 Equity Incentive Plan (Registration Statement No. 333-133309 filed April 14, 2006, Registration Statement No. 333-139782 filed January 3, 2007, Registration Statement No. 333-147870 filed December 6, 2007, Registration Statement No. 333-161580 filed August 27, 2009, Registration Statement No. 333-169068 filed August 26, 2010, Registration Statement No. 333-172040 filed February 3, 2011, and Registration Statement No. 333-179194 filed January 27, 2012 ) and the Emulex Corporation Stock Award Plan for Non-Employee Directors (Registration Statement No. 333-52842 filed December 28, 2000, Registration Statement No. 333-101657 filed on December 5, 2002, and Registration Statement No. 333-139782 filed January 3, 2007) are incorporated by reference except as revised herein.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents are incorporated by this reference into this Registration Statement:

(a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended July 1, 2012, filed on August 30, 2012, pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(b) All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report on Form 10-K referred to in paragraph (a) above.

(c) The description of the Registrant’s Common Stock to be offered hereby which is contained in its Registration Statement on Form 8-A filed June 12, 2002 (File No. 001-31353) pursuant to Section 12(b) of the Exchange Act.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities registered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents, except as to any portion of any future annual or quarterly report to stockholders or document that is not deemed filed under such provisions. For purposes of this registration statement, any statement in a document incorporated by reference shall be deemed to be modified or superseded to the extent that a statement contained in this registration statement modifies or supersedes a statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities

Not Applicable.

Item 5.	Interests of Named Experts and Counsel

Not Applicable.

Item 6.	Indemnification of Directors and Officers.

As permitted by Section 145 of the Delaware General Corporation Law (“Section 145”), the Registrant’s Certificate of Incorporation provides that the directors will not be liable to the Registrant or to any stockholder for monetary damages for breach of fiduciary duty as a director, to the full extent that such limitation or elimination of liability is permitted under Delaware law.

Also as permitted by Section 145, the Registrant’s Bylaws provide that the Registrant will indemnify its directors and officers to the full extent permitted under Delaware law. Pursuant to the Bylaws and Section 145, the Registrant will indemnify each director and officer against any liability incurred in connection with any action, suit, proceeding or investigation in which he may be involved by reason of serving in such capacity at the request of the Registrant.

Each director and officer is also entitled to indemnification against costs and expenses (including attorneys’ fees) incurred in defending or investigating any action, suit, proceeding or investigation in which he may be involved by reason of serving in such capacity at the request of the Registrant. The Bylaws and indemnity agreements entered into between the Registrant and each of its directors permit the Registrant to advance funds to a director or officer for such costs and expenses (including attorneys’ fees) in certain circumstances. Notwithstanding the foregoing, no advance shall be made by the Registrant if a determination is reasonably and promptly made by the Board by a majority vote of a quorum of disinterested directors, or (if such a quorum is not obtainable or, even if obtainable, a quorum of disinterested directors so directs) by independent legal counsel, that based upon the facts known to the Board or counsel at the time such determination is made: (i) the director or officer acted in bad faith or deliberately breached his duty to the Registrant or its stockholders; and (ii) as a result of such actions by the director or officer, it is more likely than not that it will ultimately be determined that such director or officer is not entitled to indemnification.

The indemnification and advancement of expenses provided by the Bylaws and any indemnity agreements are not exclusive of any other rights to which a director or officer seeking indemnification or advancement of expenses may be entitled under the Bylaws, indemnity agreements, any vote of stockholders or disinterested directors or otherwise. The indemnification and advancement of expenses provided by the Bylaws and the indemnity agreements continue as to a person who has ceased to be a director or officer and inure to the benefit of the heirs, executors and administrators of such a person.

The Registrant has purchased a directors’ and officers’ liability insurance policy insuring directors and officers of the Registrant against any liability asserted against such person and incurred by such person in any such capacity, whether or not the Registrant would have the power to indemnify such person against such liability under the Bylaws or any indemnity agreement.

Item 7.	Exemption from Registration Claimed

Not Applicable.

Item 8.	Exhibits

The Exhibits to this Registration Statement are listed in the Index to Exhibits which is incorporated herein by this reference.

Item 9.	Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered, which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference into the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Costa Mesa, State of California, on the 1st day of February, 2013.

EMULEX CORPORATION

By:	/s/ James M. McCluney
James M. McCluney, Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James M. McCluney and Michael J. Rockenbach, jointly and severally, his attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the Registrant in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ James M. McCluney	Chief Executive Officer and Director (Principal Executive Officer)	February 1, 2013
JAMES M. MCCLUNEY

/s/ Paul F. Folino	Chairman of the Board and Director	February 1, 2013
PAUL F. FOLINO

/s/ Michael J. Rockenbach	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	February 1, 2013
MICHAEL J. ROCKENBACH

/s/ Michael P. Downey	Director	February 1, 2013
MICHAEL P. DOWNEY

/s/ Bruce C. Edwards	Director	February 1, 2013
BRUCE C. EDWARDS

/s/ Robert H. Goon	Director	February 1, 2013
ROBERT H. GOON

/s/ Beatriz V. Infante	Director	February 1, 2013
BEATRIZ V. INFANTE

/s/ Don M. Lyle	Director	February 1, 2013
DON M. LYLE

/s/ Nersi Nazari	Director	February 1, 2013
NERSI NAZARI

/s/ Dean A. Yoost	Director	February 1, 2013
DEAN A. YOOST

INDEX TO EXHIBITS

Exhibit Number	Description

5.1	Opinion of Jeffer, Mangels, Butler & Mitchell LLP as to legality of securities being registered.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Jeffer, Mangels, Butler & Mitchell LLP (reference is made to Exhibit 5.1).

24.1	Power of Attorney (contained on page II-2).

99.1	Emulex Corporation 2005 Equity Incentive Plan, as amended (incorporated by reference to Appendix A to the Registrant’s Schedule 14A filed on October 9, 2012).

99.2	Emulex Corporation Stock Award Plan for Non-Employee Directors, as amended (incorporated by reference to Appendix B to the Registrant’s Schedule 14A filed on October 9, 2012).